SUBLEASE

BETWEEN

ORACLE USA, INC.

AND

GLU MOBILE INC.

2207 Bridgepointe Parkway,

San Mateo, California

(“Bridgepointe Building 3”)

Suites 250 and 300
SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of August 22, 2007, by and between ORACLE USA, INC., a Colorado corporation (“Sublandlord”) and GLU MOBILE INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A. Pursuant to that certain Lease dated as of June 11, 1999 (the “Original Master Lease”), as the same has been amended by that certain First Amendment to Lease dated as of September 23, 2000 (the “First Amendment”), by that certain Second Amendment to Lease dated as of August 11, 2006 (the “Second Amendment”) (the Original Master Lease, as amended by the First Amendment and the Second Amendment, being referred to herein as the “Master Lease”), Sobrato Interests III (“Landlord”), as Landlord, leases to Sublandlord (successor in interest to Siebel Systems, Inc.), as tenant, certain space (the “Master Lease Premises”) consisting of the entire 167,505 rentable square foot building located at 2207 Bridgepointe Parkway in the City of San Mateo (“City”), State of California (the “Building” or “Building 3”). The Building, together with (i) the 141,496 rentable square foot building located at 2211 Bridgepointe Parkway (“Building 2”) and (ii) the 141,496 rentable square foot building located at 2215 Bridgepointe Parkway (“Building 1”) comprise the “Project,” as more particularly defined in the Master Lease. Pursuant to separate leases, Sublandlord has leased all of Building 1 and all of Building 2.

B. Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Lease Premises containing approximately 52,067 rentable square feet consisting of 14,411 rentable square feet located on the second (2nd) floor (the “Second Floor Space”) and 37,656 rentable square feet consisting of the entire third (3rd) floor (the “Third Floor Space”) of the Building and designated as Suites 250 and 300, respectively said space being more particularly identified and described on the floor plans attached hereto as Exhibit A-1 and Exhibit A-2 and incorporated herein by reference (the “Subleased Premises”).

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference into this Sublease, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1. Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.

2. Term.

2.1 Generally. The term of this Sublease (“Term”) shall commence on the date (the “Commencement Date”) that is the earlier to occur of (x) December 1, 2007 (the “Target Commencement Date”) and (y) the date that Subtenant first occupies the Subleased Premises for the purpose of conducting Subtenant’s business operations therein and end on July 31, 2012 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto. Sublandlord will procure Landlord’s consent to this Sublease in the form of Exhibit C attached hereto (the “Consent”, and the date upon which Sublandlord procures the Consent being the “Effective Date”); promptly following the mutual execution and delivery of the Sublease, Sublandlord will request that Landlord grant the Consent.

2.2 Early Access. Subtenant and Subtenant’s representatives shall have the right to enter the Subleased Premises during the period, if any, commencing on the date Subtenant enters the Subleased Premises for the purpose set forth in this Section 2.2 but in no event prior to the Effective Date (“Early Access Date”) and ending on the day immediately preceding the Commencement Date for the sole purposes of construction of the Initial Subtenant Alterations (defined in Section 14.2 below), installation of Subtenant’s personal property and the testing of equipment, furniture, fixtures and voice and data cabling, all subject to the terms, conditions and requirements of this Sublease. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Base Rent, but expressly including without limitation Subtenant’s obligation to pay excess utility charges, Subtenant’s obligation to carry insurance, Subtenant’s indemnification obligations, and/or Subtenant’s liability for damages, costs and expenses incurred by Sublandlord by reason of any default by Subtenant or failure on Subtenant’s part to comply with the terms of this Sublease) shall commence upon the Early Access Date, and Subtenant shall be deemed to occupy the Subleased Premises from and after the Early Access Date. Subtenant shall be liable for any damages to the Subleased Premises caused by Subtenant’s activities at the Subleased Premises from and after the Early Access Date and, prior to entering the Subleased Premises, Subtenant shall obtain all insurance it is required to obtain hereunder and shall provide certificates of such insurance to Sublandlord. Subtenant shall coordinate such entry with Sublandlord, and such entry shall be made in compliance with all terms and conditions of this Sublease, the Master Lease and the rules and regulations attached to the Master Lease. Notwithstanding the above, Subtenant and Subtenant’s representatives shall have the right to enter the Subleased Premises following the Effective Date with prior notice to Sublandlord, for the purpose of planning the Initial Subtenant Alterations (no work of construction or demolition may be carried out during any such entry) and such access to the Subleased Premises shall not be deemed to trigger the Early Access Date and the rights and obligations of the parties under this Sublease shall not commence with such access.

3. Rent.

3.1 Rent Payments.

(a) Generally. From and after April 1, 2008 (the “Rent Commencement Date”), Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

	Monthly Base Rent	Monthly
Period	Per Rentable Square Foot	Base Rent
April 1, 2008 — December 31, 2008	$1.700	$88,513.90
January 1, 2009 — December 31, 2009	$1.750	$91,091.22
January 1, 2010 — December 31, 2010	$1.800	$93,745.85
January 1, 2011 — December 31, 2011	$1.853	$96,480.13
January 1, 2012 — July 31, 2012	$1.907	$99,296.43
*The parties acknowledge that the “Monthly Base Rent Rate” calculations set forth in the middle column above are approximate or estimated rates extrapolated from actual “Monthly Base Rent” payment amounts set forth in the column on the right above, which Monthly Base Rent payments have been arrived at by calculating increases of three percent (3%) per annum over the initial Monthly Base Rent payment. Accordingly, the figures set forth in the “Monthly Base Rent” column (i.e., the column on the far right) will control in the event of any discrepancy.

The Schedule set forth above is based upon the assumption that the Commencement Date is the Target Commencement Date; if the Commencement Date is other than the Target Commencement Date, Landlord will restate the current Base Rent schedule in a letter agreement in the form attached hereto as Exhibit B. Base Rent shall be paid on the first day of each month of the Term, except that Subtenant shall pay the first month’s Base Rent to Sublandlord within three (3) business days following the Effective Date. If the Term does not end on the last day of a calendar month, the Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the following address:

1001 Sunset Boulevard
Rocklin, CA 95765
Attn: Lease Administration

or to such other persons or at such other places as Sublandlord may designate in writing.

(b) Adjustment to Rent Commencement Date. Sublandlord agrees to use diligent efforts to procure the Consent as soon as reasonably possible following the date of mutual execution and delivery of this Sublease. Additionally, Sublandlord agrees to use diligent efforts to procure Landlord’s consent to Subtenant’s proposed Initial Subtenant Alterations (“Landlord’s Construction Consent”) as soon as reasonably possible following the mutual execution and delivery of this Sublease. In connection therewith, subject to the provisions of this Section 3.1(b) set forth below, if Landlord has not issued Landlord’s Construction Consent on or before the date that is twenty-one (21) days following the date on which such Plans are submitted to Landlord (“Outside Construction Consent Date”), then for each day beyond the Outside Construction Consent Date that Landlord does not issue Landlord’s Construction Consent, the Rent Commencement Date will be delayed on a day-for-day basis. Notwithstanding the foregoing:

(1) should Landlord or Sublandlord disapprove of Subtenant’s Plans prior to or after the Outside Construction Consent Date, Subtenant will submit revised Plans to Sublandlord and Landlord addressing the reasons specified by Landlord or Sublandlord as the basis for such disapproval within five (5) business days after the date of delivery of notice of such disapproval, and during any period beyond such five (5) business day period that Subtenant fails to submit revised Plans, the Rent Commencement Date will not be delayed; and

(2) if Subtenant submits revised Plans following Landlord’s or Sublandlord’s disapproval of same and either Sublandlord or Landlord once again disapproves such revised Plans, then (x) if such disapproval occurs on or prior to the Outside Construction Consent Date, there will be no delay in the Rent Commencement Date as described above, and (y) if such disapproval occurs after the Outside Construction Consent Date, then as of the date of such disapproval, the Rent Commencement Date will not be subject to any further delay.

The parties acknowledge that the purpose of the foregoing provision is to protect Subtenant solely from the possibility that Landlord does not promptly respond to Subtenant’s initial submission of proposed Plans, but is not intended to grant Subtenant the opportunity to delay the Rent Commencement Date as a means of allowing Subtenant to dispute design issues (aesthetic or functional, as the case may be) with Landlord or Sublandlord or for another purpose.

3.2 Operating Costs. Except as expressly set forth herein, it is intended that this Sublease be a “net” sublease, such that all Base Rent payable by Subtenant to Sublandlord hereunder will be “net” of all costs to Sublandlord of operating and maintaining the Subleased Premises, the Building and the Project. Accordingly, from and after the Commencement Date, Subtenant will be responsible for the payment of Subtenant’s Percentage Share (defined below) of both those costs of operation and maintenance of the Building and Project which are payable by Sublandlord to Landlord under the Master Lease, as well as those costs of operation and maintenance of the Subleased Premises, Building and Project which are Sublandlord’s direct responsibility under the Master Lease. The definitions and procedures set forth in this Section 3.2 will govern Subtenant’s payment to Sublandlord of such costs.

(a) Definitions. The following terms shall have the meanings set forth below:

(1) “Additional Rent” shall mean the sums payable pursuant to Section 3.2(b) below.

(2) “Operating Costs” shall mean the aggregate of (i) Landlord Operating Costs and (ii) Sublandlord Operating Costs, each defined below.

(A) “Landlord Operating Costs” shall mean (i) Reimbursable Operating Costs (as such term is defined in the Master Lease) attributable to the Building, as described in Section 8.E of the Original Master Lease; (ii) Reimbursable Operating Costs attributable to the Project, as described in Section 8.E of the Original Master Lease, (iii) taxes payable by Sublandlord pursuant to Section 10 of the Original Master Lease, as well as (iv) costs payable by Sublandlord pursuant to Section 21.W of the Original Master Lease.

(B) “Sublandlord Operating Costs” shall mean (i) costs incurred by Sublandlord in complying with Sublandlord’s obligations as set forth in Section 8.B of the Original Master Lease, (ii) costs of utilities paid by Sublandlord pursuant to Section 11 of the Original Master Lease, and (iii) all other costs of Sublandlord incurred in the operation, maintenance, repair and replacement of any portion of the Building and/or Project (including, without limitation, any property management fee paid by Sublandlord to any entity performing management services at the Property and the fair market rental value of any property management office serving the Project, as well as the cost of providing the Project Amenities (described in Section 3.3 below)). Notwithstanding the foregoing to the contrary, Sublandlord Operating Costs will not include the following:

(i) the cost of capital improvements constructed by Sublandlord, except that Sublandlord Operating Costs will include the amortized cost of capital improvements constructed by Sublandlord (x) in order to comply with laws, rules or regulations first enacted or enforced against the Building or Project after the Commencement Date, or (y) to cause a reduction in one or more components in Sublandlord Operating Costs if Sublandlord in good faith believes the amortized cost of such improvements will approximate or be less than the cost savings over the useful life of the item in question or (z) to replace items which Sublandlord is obligated to maintain under the Master Lease or this Sublease. As used in this Section 3.2(a)(2)(B)(i), “amortization” shall mean allocation of the cost (together with reasonable financing charges) of the item being amortized equally to each year of the useful life of such item, as reasonably determined by Sublandlord. Notwithstanding the foregoing, however, Sublandlord may treat as an expense (chargeable in the year incurred), and not as a capital cost, any item costing less than two percent (2%) of estimated Sublandlord Operating Costs for the year in question;

(ii) any costs or expenses for which Sublandlord is reimbursed by insurance or condemnation proceeds or by a third party (other than by subtenants as part of Operating Costs);

(iii) costs in connection with subleasing space in the Building or Project, including brokerage commissions and legal expenses;

(iv) lease concessions, including rental abatements and construction allowances, granted to specific subtenants;

(v) any penalties or damages that Sublandlord pays to Subtenant under this Sublease or to other occupants in the Project under their respective subleases;

(vi) costs incurred in connection with disputes between Sublandlord and its employees or between Sublandlord and other subtenants or Project occupants;

(vii) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-á-vis time spent on matters unrelated to operating and managing the Project;

(viii) any amounts paid by Sublandlord to its parent organization or to a subsidiary or affiliate of Sublandlord for supplies and/or services rendered in connection with the Project to the extent the same materially exceed the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(ix) any amount paid by Sublandlord for items and services for which Subtenant or any other occupant in the Project directly reimburses Sublandlord pursuant to their respective subleases (i.e., other than by payment of Operating Costs);

(x) acquisition, maintenance, repair and insurance costs for sculpture, paintings or other objects of art;

(xi) costs arising from the clean-up or remediation of any Hazardous Materials, except to the extent necessitated by Subtenant or anyone claiming by or through Subtenant or by the employees, agents or contractors of any of them;

(xii) penalties, interest and fines incurred as a result of Sublandlord’s failure to make payments and/or to file any tax or informational returns when due;

(xiii) any personal property taxes of Sublandlord for equipment or items not used in the operation or maintenance of the Building or Project, nor connected therewith;

(xiv) expenses in connection with services or other benefits of a type that are not provided to Subtenant but which are provided to another tenant or occupant of the Building or Project (this provision will not be construed to preclude or limit Sublandlord’s ability to charge the Project Amenities Costs, described in Section 3.3 below, in accordance with Section 3.3);

(xv) costs, fines, penalties, judgments, and settlements incurred (A) if due to violations by Sublandlord of any governmental rules, regulation, ordinance or law, this Sublease, the Master Lease, the CC&R’s (defined in Section 5.3 below) or any other lease in the Building or the Project, or (B) finally determined by judicial authority (beyond all applicable appellate proceedings) to be caused by Sublandlord’s gross negligence or willful misconduct, (and, in the case of (A) and (B) above, only to the extent not caused by Subtenant); and

(xvi) advertising and promotional expenditures.

(C) If, for thirty (30) or more days during any calendar year, less than ninety-five percent (95%) of the rentable area of the Building is occupied by subtenants, then the Sublandlord Operating Costs for such calendar year shall be deemed to be an amount equal to the Sublandlord Operating Costs which would normally be expected to have been incurred had the Building been at least ninety-five percent (95%) occupied throughout such year, as reasonably determined by Sublandlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Sublandlord shall not furnish any item or items of service the cost of which is included in Sublandlord Operating Costs to any portions of the Building because such portions are not occupied or because such item is not required by the occupant of such portion of the Building or such occupant is providing such service independently, then, for the purposes of computing Sublandlord Operating Costs, an equitable adjustment shall be made so that the cost of the item in question shall be shared only by occupants actually receiving the benefits thereof.

(3) “Rent” shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease. Base Rent and Additional Rent are payable hereunder in advance without setoff, deduction, notice or demand. Unless expressly set forth to the contrary in this Sublease, all other amounts payable by Subtenant hereunder are payable within ten (10) business days following Sublandlord’s delivery of an invoice therefor to Subtenant.

(4) “Subtenant’s Percentage Share” shall mean, as applicable given the context, Subtenant’s Building Percentage Share and/or Subtenant’s Project Percentage Share, as follows:

(A) “Subtenant’s Building Percentage Share” shall mean 31.08%, which is derived by dividing the rentable area of the Subleased Premises by the rentable area of the Building and multiplying the quotient by 100. Subtenant’s Building Percentage Share will be applicable to Landlord Operating Costs attributable to the Building and Sublandlord Operating Costs attributable to the Building.

(B) “Subtenant’s Project Percentage Share” shall mean 11.56%, which is derived by dividing the rentable area of the Subleased Premises by the rentable area of the Project and multiplying the quotient by 100. Subtenant’s Project Percentage Share will be applicable to Landlord Operating Costs attributable to the Project and Sublandlord Operating Costs attributable to the Project.

(b) Payment of Operating Costs. In addition to the Base Rent payable hereunder, from and after the Commencement Date, for each full or partial calendar year of the Term, Subtenant, as Additional Rent, shall pay the applicable Subtenant’s Percentage Share of Operating Costs for the then current calendar year. For the calendar year 2007, Sublandlord’s initial estimate is that Operating Costs will equal $.93 per rentable square foot per month.

(c) Procedure. The determination and adjustment of Additional Rent payable hereunder shall be made in accordance with the following procedures:

(1) Landlord Operating Costs. Sublandlord shall give Subtenant written notice of its estimate of the amount of Subtenant’s Percentage Share of Landlord Operating Costs payable for each calendar year; such estimate may be aggregated with Sublandlord’s estimate of Sublandlord Operating Costs payable for such year. Subtenant may amend such estimate in good faith from time to time during any calendar year. On or before the first day of each calendar month during each full or partial calendar year throughout the Term, Subtenant shall pay to Sublandlord as Additional Rent one-twelfth (1/12th) of such estimated amount. If for any reason Sublandlord has not provided Subtenant with an estimate of the amount of Subtenant’s Percentage Share of Landlord Operating Costs on or before the first day of January of any calendar year during the Term, then (a) until the first day of the calendar month following the month in which Sublandlord delivers such estimate, Subtenant shall continue to pay to Sublandlord on the first day of each calendar month the sum payable by Subtenant under this Section 3.2(c) for the month of December of the preceding year, and (b) together with such estimate, Sublandlord shall give notice to Subtenant stating whether the installments of Landlord Operating Costs payments previously made for such year were greater or less than the installments of Landlord Operating Costs payments to be made for such year, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof to Sublandlord within ten (10) business days after the delivery of Sublandlord’s estimate, or (ii) if there shall have been an overpayment, Sublandlord shall apply such overpayment as a credit against the next accruing monthly installment(s) of Subtenant’s Percentage Share of Landlord Operating Costs due from Subtenant until fully credited to Subtenant or, at Sublandlord’s discretion, Sublandlord may pay the amount thereof to Subtenant by check, and (c) on the first (1st) day of the calendar month following the month in which Sublandlord’s estimate is given to Subtenant and on the first day of each calendar month throughout the remainder of such calendar year, Subtenant shall pay to Sublandlord an amount equal to one-twelfth (1/12th) of the new Landlord Operating Costs payment, as described above. Subtenant’s estimated payments of Subtenant’s Percentage Share of Landlord Operating Costs shall be reconciled from time to time with the actual amounts thereof due as and when Sublandlord is notified by Landlord of the actual amounts of Landlord Operating Costs; and Sublandlord will deliver to Subtenant a copy of any such notice(s) from Landlord upon which such reconciliation may be based.

(2) Sublandlord Operating Costs.

(A) Sublandlord’s Estimate. On or about the Commencement Date, and on the first day of January of each subsequent full or partial calendar year during the Term, or as soon thereafter as is practicable, Sublandlord shall furnish Subtenant with a statement setting forth in reasonable detail Sublandlord’s estimate of Sublandlord Operating Costs for the calendar year in which the Commencement Date occurs or the forthcoming calendar year, as applicable; such estimate may be aggregated with Sublandlord’s estimate of Sublandlord Operating Costs payable for such year. On or before the first day of each calendar month during such year, Subtenant shall pay to Sublandlord as Additional Rent (i) one-twelfth (1/12th) of Subtenant’s Building Percentage Share of the estimated Sublandlord Operating Costs and (ii) one twelfth (1/12) of Subtenant’s Project Percentage Share of the estimated Sublandlord Operating Costs (as such estimate may be modified from time to time by Sublandlord). If for any reason Sublandlord has not provided Subtenant with an estimate of Sublandlord Operating Costs on or before the first day of January of any calendar year during the Term, then (a) until the first day of the calendar month following the month in which Subtenant is given Sublandlord’s estimate, Subtenant shall continue to pay to Sublandlord on the first day of each calendar month the sum payable by Subtenant under this Section 3.2(c)(2)(A) for the month of December of the preceding year, and (b) promptly after Sublandlord’s estimate is furnished to Subtenant, Sublandlord shall give notice to Subtenant stating whether the installments of Sublandlord Operating Costs payments previously made for such year were greater or less than the installments of Sublandlord Operating Costs payments to be made for such year, and (i) if there shall be a deficiency, Subtenant shall pay the amount thereof to Sublandlord within ten (10) business days after the delivery of Sublandlord’s estimate, or (ii) if there shall have been an overpayment, Sublandlord shall apply such overpayment as a credit against the next accruing monthly installment(s) of Subtenant’s Percentage Share of Sublandlord Operating Costs due from Subtenant until fully credited to Subtenant or, at Sublandlord’s discretion, Sublandlord may pay the amount thereof to Subtenant by check, and (c) on the first (1st) day of the calendar month following the month in which Sublandlord’s estimate is given to Subtenant and on the first day of each calendar month throughout the remainder of such calendar year, Subtenant shall pay to Sublandlord an amount equal to one-twelfth (1/12th) of the new Sublandlord Operating Costs payment, as described above.

(B) Reconciliation of Sublandlord Operating Costs. On or about the first day of March of each calendar year, or as soon thereafter as is reasonably practicable, Sublandlord will furnish Subtenant with a statement of the actual Sublandlord Operating Costs for the preceding year, reconciling the actual amounts paid pursuant to Sublandlord’s estimate and the actual amounts payable hereunder. Within ten (10) business days after Sublandlord’s delivery of such statement, Subtenant shall make a lump sum payment to Sublandlord in the amount, if any, by which Subtenant’s Percentage Share of Sublandlord Operating Costs for such preceding year, as shown on such statement, exceeds the aggregate of the monthly installments of Subtenant’s Percentage Share of Sublandlord Operating Costs paid during such preceding year. If Subtenant’s Percentage Share of Sublandlord Operating Costs, as shown on such statement, is less than the aggregate of the monthly installments of Subtenant’s Percentage Share of Sublandlord Operating Costs actually paid by Subtenant during such preceding year, then Sublandlord shall apply such amount to the next accruing monthly installment(s) of Subtenant’s Percentage Share of Sublandlord Operating Costs due from Subtenant until fully credited to Subtenant. Sublandlord’s failure to deliver or delay in delivering a statement of actual Sublandlord Operating Costs with respect to any calendar year shall in no event be construed as Sublandlord’s waiver of the right to so deliver such statement or collect Subtenant’s Percentage Share of Sublandlord Operating Costs as described herein, nor shall it be construed as a waiver of Subtenant’s obligation to pay such amounts.

(d) Survival. The expiration or earlier termination of this Sublease shall not affect the rights and obligations of Sublandlord and Subtenant pursuant to this Section 3.2, and such obligations shall survive any expiration or earlier termination of this Sublease.

3.3 Project Amenities Costs. Sublandlord will provide certain Project amenities (the “Project Amenities”) to occupants of the Project, including a fitness center (located in Building 2), conference room (anticipated to be located in the Building), cafeteria (located in Building 1) and, at Sublandlord’s discretion, a day care center. It is anticipated that once occupancy in the Project equals 100,000 rentable square feet or more, Sublandlord will commence operations of the proposed fitness center, conference room and limited cafeteria operations (limited operations means that pre-cooked or pre-prepared food and beverages will be available for sale, but full kitchen cooking operations will not yet commence); at such point as occupancy levels meet or exceed 250,000 rentable square feet, full cafeteria operations are anticipated to commence. Subtenant will pay its pro-rata share of the cost of providing the Project Amenities (“Project Amenities Costs”) as part of Sublandlord Operating Costs; provided that for the purpose of such payment, such pro-rata share will be determined by dividing the rentable area of the Subleased Premises into the rentable area of the Project, net of the rentable area of the Project Amenities. Notwithstanding the foregoing, each employee of any Project occupant who desires to use the fitness center, will be required to pay a monthly fee (initially, $25.00 per month, but such fee may be adjusted from time to time by Sublandlord to account for increases in costs of operation of the fitness center) for the right to use the fitness center. Sublandlord will offset all such fees collected against the portion of Project Amenities Costs attributable to the fitness center and which would otherwise be included in Sublandlord Operating Costs.

4. Security Deposit. Concurrently with Subtenant’s execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of $177,027.80 (the “Security Deposit”). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant. If Subtenant fails to pay rent or other sums due hereunder, or otherwise defaults with respect to any provisions of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other sum in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts. In addition to any other deductions Sublandlord is entitled to make pursuant to the terms hereof, Sublandlord shall have the right to make a good faith estimate of any unreconciled Operating Costs as of the date of expiration and to deduct any anticipated shortfall from the Security Deposit. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) following the expiration of the Term, and after the later to occur of (x) Subtenant’s vacation of the Subleased Premises and (y) Subtenant’s satisfactory completion of any restoration work required of Subtenant hereunder. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, to the extent that such laws provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Subleased Premises. Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.

5. Use and Occupancy.

5.1 Use. The Subleased Premises shall be used and occupied only for general office use, and for no other use or purpose.

5.2 Compliance with Master Lease.

(a) By Subtenant. Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay Landlord arising out of a request by Subtenant for, or use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hours HVAC usage and overstandard electrical charges).

(b) By Sublandlord. Sublandlord agrees that it will perform its obligations under the Master Lease during the Term and will not amend or modify the Master Lease in any way or knowingly take any action under the Master Lease which would increase Sublandlord’s obligations hereunder (other than in a de minimus way, such as requiring Subtenant to send notices to an additional address, etc.) or materially adversely affect Subtenant’s rights hereunder. Without limitation, Sublandlord agrees that it will not terminate the Master Lease without the prior written consent of Subtenant, except as Sublandlord may be entitled to terminate the Master Lease in the event of casualty or condemnation. Sublandlord represents to Subtenant that the Master Lease is in full force and effect and Sublandlord has neither given nor received a notice of default under the Master Lease. Sublandlord agrees to comply with the obligations under the Master Lease and not to perform any act which constitutes a default under the Master Lease, indemnify Subtenant against and hold Subtenant harmless from claims, demands, actions, proceedings, suits, liabilities, losses, judgments, expenses (including attorneys’ fees) and damages arising out of Sublandlord’s default under the Master Lease (provided that such default is not the result of the act or omission of Subtenant in violation of the terms of this Sublease or the Master Lease). As of the date of this Sublease, Sublandlord has not received any notice from governmental authorities that (x) the Building is the subject of any pending condemnation or eminent domain proceeding or (y) the Building is not in compliance with applicable laws (as enacted and enforced as of the date of this Sublease) in any material manner.

(c) Master Lease Renewal. Sublandlord will not exercise its rights to renew the Master Lease.

5.3 Rules and Regulations. Subtenant shall comply with the rules and regulations for the Building attached hereto as Exhibit D and such amendments or supplements thereto as Sublandlord may adopt from time to time with prior notice to Subtenant (the “Rules and Regulations”), as well as any applicable CC&R’s. Sublandlord agrees that (i) any Rules and Regulations promulgated by Sublandlord shall not be unreasonably modified or amended or enforced in a discriminatory manner or in a manner which will unreasonably interfere with the normal and customary conduct of Subtenant’s business and no Rule or Regulation shall unreasonably or materially interfere with Subtenant’s permitted use, (ii) Sublandlord shall provide Subtenant with reasonable advance notice of any modification or amendment of the Rules and Regulations, and (iii) in the event of a conflict between the Rules and Regulations and the provisions of this Sublease, the provisions of this Sublease will control. Without limitation on the foregoing, Subtenant acknowledges that CC&R’s may provide for some or all of the Project common areas to be transferred to a property owners’ association which will assume the obligation to cause to be operated and maintained some or all of the Project common areas (typically, through a property management/maintenance company retained by the property owners’ association in respect of such obligations); in such event, any costs incurred by Sublandlord to pay such property owners’ association fee will be included in Operating Costs. Sublandlord shall not be liable to Subtenant for or in connection with the failure of any other tenant of the Building or Project to comply with any rules and regulations applicable to such other occupant under its lease or sublease. “CC&R’s” shall refer to those declarations of Sobrato Properties II, a California limited partnership, and Sobrato Interests III, a California limited partnership, as set forth in that document, Amended and Restated Declaration of Covenants, Conditions and Restrictions (Bridgepointe Corporate Center), recorded on November 15, 2000, in the county of San Mateo, as document no. 2000-143261, and any amendment thereto, provided Subtenant receives notice of the same.

5.4 Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease. Except as expressly set forth herein, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building or Project by Landlord, and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall promptly and diligently take such action as may reasonably be indicated, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter continue to use diligent efforts to secure timely completion of such performance by Landlord; the forgoing provision will in no event be construed to require that Sublandlord commence any litigation against Landlord.

5.5 Maintenance.

(a) Sublandlord’s Maintenance. Sublandlord shall keep and maintain in good repair and working order and make timely repairs to and perform maintenance upon: (1) all structural elements and components of the Building (except to the extent that the responsibility for such work is Landlord’s pursuant to the Master Lease); (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) the “Building Common Areas” (i.e., those areas within the Building devoted to corridors, elevator lobbies, vending areas and lobby areas (whether at ground level or otherwise), and other similar facilities provided for the common use or benefit of tenants generally and/or the public (excluding those areas within the Building used for elevator shafts, flues, vents, stacks, pipe shafts, risers and other vertical penetrations, mechanical rooms, elevator mechanical rooms, janitorial closets, electrical and telephone closets, mail rooms and similar areas in the Building not designated for the exclusive use of a particular tenant or for the common use of tenants in general); (4) exterior windows of the Building; (5) elevators serving the Building; and (6) Building standard lighting fixtures (i.e., lamp and ballasts) within the Subleased Premises. Sublandlord shall not be responsible for, and Subtenant shall reimburse Sublandlord within ten (10) business days after demand from Sublandlord, for the cost of any repairs, together with an administrative charge in an amount equal to 5% of the cost thereof, for damage caused by any negligent or intentional act or omission of Subtenant or any person claiming through or under Subtenant or any of Subtenant’s employees, contractors or agents or because of use of the Subleased Premises for other than normal and customary office operations. Sublandlord shall perform its obligations under this Section 5.5(a) promptly (considering the nature and urgency of the repair) after Sublandlord receives written notice of the need for such repairs or maintenance. Notwithstanding the foregoing, Sublandlord shall use diligent efforts to commence and complete all repairs immediately upon oral notice from Subtenant in the event of an Emergency. An “Emergency” means the threat of immediate injury or damage to persons or property or the immediate imposition of a civil or criminal fine or penalty. Notwithstanding anything to the contrary contained in this Sublease, except as provided in Section 6.2 below or as otherwise expressly provided in this Sublease, Sublandlord shall not be liable for and there shall be no abatement of rent with respect to, any injury to or interference with Subtenant’s business arising from any performance or nonperformance of any repair, maintenance, alteration or improvement in and to any portion of the Project, Building or the Subleased Premises, no actual or constructive eviction of Subtenant shall result from such performance or nonperformance, Subtenant shall not have the right to terminate this Sublease, and Subtenant shall not be relieved from the performance of any covenant or agreement in this Sublease by reason thereof. Subtenant hereby waives and releases its right to make repairs at Sublandlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor laws now or hereinafter in effect.

(b) Subtenant’s Maintenance. Subtenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Subleased Premises that are not Sublandlord’s express responsibility under this Sublease, and shall keep the Subleased Premises in good condition and repair, reasonable wear and tear and repairs that are the express responsibility of Sublandlord under this Sublease excepted. Subtenant’s repair obligations include, without limitation, repairs to: (1) the interior side of demising walls; (2) doors leading directly to the Subleased Premises, and within the Subleased Premises; (3) floor coverings; (4) interior partitions, interior glass, interior window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements; (5) electronic, phone and data cabling and related switches and transmission lines (collectively, “Network Cabling”) that is installed by or for the exclusive benefit of Subtenant and located in the Subleased Premises or other portions of the Building or Project; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing and similar facilities serving Subtenant exclusively (Subtenant will provide Sublandlord with written copies of all maintenance contracts for such work); and (7) alterations or Subtenant Alterations approved by Sublandlord (and, if required, Landlord) and performed by contractors retained by Subtenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in this Sublease, the Master Lease, or as may otherwise be issued from time to time by Landlord or Sublandlord. If Subtenant fails to make any repairs to the Subleased Premises for more than fifteen (15) days after written notice from Sublandlord (although notice shall not be required if there is an emergency), Sublandlord may make the repairs, and Subtenant shall pay the reasonable cost of the repairs to Sublandlord within ten (10) business days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

5.6 Compliance with Laws. Subtenant shall comply with all laws, including, without limitation, the Americans with Disabilities Act, regarding the operation of Subtenant’s business and the use, condition, configuration and occupancy of the Subleased Premises and any Subtenant Alterations in the Subleased Premises; provided, however, that Subtenant shall have no obligation to comply with laws requiring improvements to the common areas or the Building structure, except to the extent the same are necessitated by any Subtenant Alterations or Subtenant’s use of the Subleased Premises for other than general office purposes. Sublandlord shall comply with all laws relating to the common areas and the base Building (except to the extent that such compliance is the responsibility of Landlord under the Master Lease), provided that compliance with such laws is not necessitated by Subtenant Alterations or Subtenant’s use of the Subleased Premises for other than general office purposes and is not otherwise the responsibility of Subtenant as expressly provided in this Sublease, and provided further that Sublandlord’s failure to comply therewith would prohibit Subtenant from obtaining or maintaining a certificate of occupancy for the Subleased Premises, would unreasonably and materially affect the safety of Subtenant or Subtenant’s employees, would create a significant health hazard for Subtenant or Subtenant’s employees or would otherwise materially interfere with Subtenant or Subtenant’s employees’ use and enjoyment of the Subleased Premises. Sublandlord shall be permitted to include in Operating Costs any costs or expenses incurred by Sublandlord under this Section 5.6 to the extent allowed pursuant to the terms of Section 3.2 above, and amortized to the extent required by Section 3.2(a)(2)(b)(i) above. Subtenant, within ten (10) days after receipt, shall provide Sublandlord with copies of any notices it receives regarding a violation or alleged violation of any laws. Subtenant shall comply with the rules and regulations of the Building and such other reasonable rules and regulations adopted by Sublandlord from time to time and with the CC&R’s that do not prohibit Subtenant’s use of the Subleased Premises for general office use and to the extent the same do not materially adversely increase Subtenant’s obligations or materially adversely decrease Subtenant’s rights under this Sublease.

5.7 Right of First Offer.

(a) Generally. Subtenant shall have the right of first offer (the “Right of First Offer”) with respect to any space that becomes Available for Sublease (hereinafter defined) on the remaining balance of the second (2nd) floor of the Building (the “Offering Space”), in accordance with this Section 5.7. The Offering Space shall be deemed to be “Available for Sublease” when Sublandlord has located a prospective subtenant that may be interested in subleasing such Offering Space. Within a reasonable time after Sublandlord has determined that the Offering Space is Available for Sublease (but prior to subleasing such portion of the Offering Space to a third party), Sublandlord shall advise Subtenant (the “Advice”) of the square footage and location of such portion of the Offering Space and the terms under which Sublandlord is prepared to sublease such Offering Space to Subtenant for the remainder of the Term. Subtenant may sublease such portion of the Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Sublandlord (“Notice of Exercise”) within five (5) business days after the date of delivery of the Advice. Subtenant and Sublandlord shall then have five (5) business days (the “Negotiation Period”) in which to agree upon the rent and material lease terms or the right of first offer shall expire. All negotiations shall be conducted by both parties in good faith. Subtenant shall have no such Right of First Offer and Sublandlord need not provide Subtenant with an Advice, if:

(1) Subtenant is in default under this Sublease (beyond the giving of applicable notice and the passage of applicable grace periods) at the time Sublandlord would otherwise deliver the Advice; or

(2) the Subleased Premises, or any portion thereof, is further sublet at the time Sublandlord would otherwise deliver the Advice; or

(3) this Sublease has been assigned by Subtenant (except in connection with a transaction meeting the requirements of Section 17.E of the Original Master Lease, as amended for the purpose of incorporation herein by the provisions of Section 8.2 below) prior to the date Sublandlord would otherwise deliver the Advice; or

(4) Subtenant is not occupying all of the Subleased Premises on the date Sublandlord would otherwise deliver the Advice.

(b) Terms. The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Subleased Premises, provided that all of the terms stated in the Advice shall govern Subtenant’s subleasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Sublease shall apply to the Offering Space. The Offering Space (including improvements and personalty, if any) shall be accepted by Subtenant in its condition and as-built configuration existing on the earlier of the date Subtenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, provided that such Offering Space shall be delivered to Subtenant vacant, broom clean and free of claims and possession of third parties.

(c) Termination of Right of First Offer. The rights of Subtenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) Subtenant’s failure to exercise its Right of First Offer within the five business (5) day period provided above, (ii) the date Sublandlord would have provided Subtenant an Advice if Subtenant had not been in violation of one or more of the conditions set forth in Section 5.7(a) above and (iii) the expiration of the Negotiation Period if the parties fail to reach agreement on the rent and material lease terms of Subtenant’s proposed leasing of the Offering Space by the expiration of the Negotiation Period.

(d) Offering Amendment. If Subtenant exercises the Right of First Offer, Sublandlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Subleased Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable area of the Subleased Premises, Subtenant’s Percentage Shares and other appropriate terms. A copy of the Offering Amendment shall be (i) sent to Subtenant within a reasonable time after receipt of the Notice of Exercise executed by Subtenant, and (ii) revised by Sublandlord to address any requested changes by Subtenant that are necessary to accurately reflect the terms and conditions hereof; (iii) executed by Subtenant and returned to Sublandlord within fifteen (15) days thereafter.

5.8 Additional Expansion. In addition to the right set forth in Section 5.7 above, if at any time during the Term Subtenant desires to lease additional space in the Project, Subtenant may deliver a notice to Sublandlord specifying in such notice the approximate amount of space desired by Subtenant and the date upon which Subtenant desires such space. Provided Subtenant is not then in default hereunder, Sublandlord will use reasonable efforts to determine whether space in the Project meeting Subtenant’s needs will be available. If such space is available, Sublandlord will notify Subtenant and will in good faith cooperate with Subtenant to determine whether the parties can agree upon mutually acceptable terms and conditions for Subtenant’s leasing of such space.

6. Services.

6.1 Generally. Sublandlord agrees to furnish Subtenant with the following services on all days, 24-hours per day (except as otherwise stated), all of which shall be included in Operating Costs except as otherwise provided in this Sublease with respect to excess usage:

(a) Water. Running City water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas on each floor on which the Subleased Premises are located. If Subtenant desires water in the Subleased Premises for any approved reason, including for kitchen areas in the Subleased Premises, running City water shall be supplied, at Subtenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Subtenant’s sole cost and expense with the prior reasonable consent of Sublandlord. If Subtenant desires hot water in the Subleased Premises, Subtenant, at its sole cost and expense and subject to the prior reasonable consent of Sublandlord, may install a hot water heater in the Subleased Premises;

(b) HVAC. Heating, ventilation and air conditioning (“HVAC”) in season during Building Hours (i.e., 8:00 a.m. to 6:00 p.m., Monday through Friday, holidays excepted), at such temperatures and in such amounts as required by governmental authority. Subtenant shall have the right to receive HVAC service during hours other than Building Hours using Sublandlord’s “after-hours” access card system. Subtenant shall pay Sublandlord the standard charge established from time to time by Sublandlord for the additional service, which charge Subtenant acknowledges for after-hours HVAC service is currently $116.53 per floor (or partial floor) per hour as of the date of this Sublease, and which cost may be increased to the extent that Sublandlord’s actual cost (hereinafter defined) of providing such “after hours” HVAC increases from time to time. The minimum time period for after hours HVAC usage shall be one (1) hour. For purpose of this Section 6.1(b), “actual cost” shall mean the actual cost incurred by Sublandlord, as reasonably determined by Sublandlord, inclusive of a reasonable allocation for wear and tear and depreciation, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Sublandlord for the supply of HVAC shall be deemed Sublandlord’s “actual cost”. When determining the actual cost of Subtenant’s utility usage pursuant to the terms of this Section 6.1(b), Sublandlord agrees that it shall use the monthly average rate paid by Sublandlord for a particular utility;

(c) Janitorial. Janitor service five (5) days per week (except on dates of the observation of holidays); provided that if Subtenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Subtenant shall pay the additional cost attributable to the special services;

(d) Elevators and Access. Nonexclusive, non-attended automatic passenger elevator service during Building Hours, and at least one elevator available at all other times to provide service to the Subleased Premises. Freight elevator access is available, but the vestibules for the freight elevator on each floor will require card key access. Key card access shall be provided to the Building and passenger elevators and Subtenant shall have access to the Subleased Premises 24-hours per day, 7 days a week, subject to temporary closures due to emergency, casualty, Sublandlord’s security requirements and maintenance, repair or changes to the Building or Project;

(e) Electricity. Electricity to the Subleased Premises for general office use, in accordance with and subject to the terms and conditions of Section 7 below;

(f) Security. On-site Project (as opposed to Building) security equipment, personnel and procedures, if any, as Sublandlord may elect in its sole discretion to establish from time to time. The Project’s main security station will be located in the Building. Project security will initially be comprised of two (2) security guards on duty (one “roving” and one stationed at the main security station); and

(g) Other. Such other services as Sublandlord reasonably determines are necessary or appropriate for the Building or Project.

6.2 Interruption of Service. Sublandlord’s failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Sublandlord, shall not render Sublandlord liable to Subtenant, constitute a constructive eviction of Subtenant, give rise to an abatement of rent (except as expressly set forth herein), nor relieve Subtenant from the obligation to fulfill any covenant or agreement, provided that if any interruption in services to the Subleased Premises (i) continues for five (5) consecutive business days or more, (ii) is due to the act or omission of Sublandlord or Sublandlord’s employees or agents, (iii) is not attributable to the acts or omissions of Subtenant or Subtenant’s employees, invitees or agents and (iv) prevents Subtenant from occupying any material portion of the Subleased Premises, Base Rent shall abate from and after the fifth (5th) consecutive business day of the interruption to the extent the Subleased Premises are rendered unusable and are actually not used by Subtenant as a result thereof. In no event, however, shall Sublandlord be liable to Subtenant for any loss or damage, direct or indirect, special or consequential, including loss of business or theft of Subtenant’s property, arising out of or in connection with the failure of any security services, personnel or equipment.

7. Use of Electrical Services by Subtenant.

7.1 Normal Electrical Usage. The Building has been designed to accommodate electrical receptacle (120/208v) loads of three and one half (3.5) watts per usable square foot and an average lighting load of two (2) watts per usable square foot during Building Hours, with such average determined on a monthly basis (the “Standard Electrical Usage”), which electrical usage shall be subject to applicable laws, including Title 24. Subtenant will design Subtenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Subtenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Electrical service to the Subleased Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Sublandlord shall have the exclusive right to select any company providing electrical service to the Subleased Premises, to aggregate the electrical service for the Project, Building or Subleased Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Subtenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Subleased Premises. Sublandlord, as part of Operating Costs, shall bear the cost of lamps, starters and ballasts for Building standard lighting fixtures within the Subleased Premises.

7.2 Excess Usage. Subtenant’s use of electrical service shall not exceed, either in voltage, rated capacity or overall load, the Standard Electrical Usage. If Subtenant requests permission to consume excess electrical service, Sublandlord may refuse to consent or may condition consent upon conditions that Sublandlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by law), installation and maintenance costs shall be paid by Subtenant. Sublandlord shall have the right to separately meter or submeter electrical usage for the Subleased Premises and to measure electrical usage by survey or other commonly accepted methods; if Subtenant is consuming in excess of Standard Electrical Usage, such meter or submeter will be installed at Subtenant’s cost.

8. Master Lease and Sublease Terms.

8.1 Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease.

8.2 Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (a) of access or inspection, (b) to do work in the Master Lease Premises or in the Building, or (c) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

8.3 Clarifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(a) Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(b) Deliveries. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c) Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain; provided that if and to the extent the Subleased Premises contain improvements which constitute “Alterations” or “Tenant Improvements”, as said terms are described in the Master Lease, and Sublandlord, as the Tenant under the Master Lease, is required to restore such Tenant Improvements or Alterations, Sublandlord will perform such work in accordance with the terms of the Master Lease. Sublandlord will not, however, have any obligation to repair or service any Subtenant Alterations. Should any portion of the Premises, Building and/or Project be destroyed or condemned, Subtenant will be entitled to an equitable adjustment of Subtenant’s Building Percentage Share and Project Percentage Share.

(d) Insurance. In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Subtenant will not be required to insure Sublandlord’s personal property or the Tenant Improvements constructed by Sublandlord pursuant to the provisions of Article 5 of the Original Master Lease or any other improvements constructed by Sublandlord. Subtenant will obtain workers’ compensation insurance with limits no less than those imposed by statute.

8.4 Exclusions. Notwithstanding the terms of Section 8.2 above, Subtenant shall have no rights nor obligations under the following parts, Sections and Exhibits of the Master Lease:

(a) Original Master Lease: Article 1, Section 2.A.iv (second paragraph), Section 2.A.vi. Section 2.C, Section 3.A (first, third, fourth and fifth sentences only), Section 3.C, Sections 4.A, 4.B. and 4.D, Article 5, Sections 6.A, 6.B (clauses vi, vii, and viii and final sentence only), Sections 6.C, 7.A (third sentence only, and provided that the reference to “Landlord” in the seventh sentence will be deemed a reference to Landlord only, not Sublandlord), 8.A, 8.B, 8.C, 8.D, 8.E, 8.G, 9.B, Article 11, Sections 14.A, 14.B (final sentence only), 17.B (clause (ii) and references to “Monthly Amortized Costs” only), Article 18, Article 19, Article 20, Sections 21.C, 21.M, 21.T, 21.W.

(b) First Amendment: All.

(c) Second Amendment: All.

8.5 Modifications. Notwithstanding the terms of Section 8.2 above, the following provisions of the Master Lease are modified as described below for the purpose of their incorporation into this Sublease:

(a) With respect to Article 15 of the Original Master Lease, if Landlord elects to terminate the Master Lease pursuant to Section 15.B of the Original Master Lease or if Sublandlord elects to terminate the Master Lease pursuant to Section 15.C of the Original Master Lease, Sublandlord will promptly notify Subtenant and this Sublease will terminate concurrently with the termination of the Master Lease. If neither Landlord nor Sublandlord elects to terminate the Master Lease, Sublandlord will nonetheless provide Subtenant with a copy of Landlord’s notice of the time necessary to complete repairs as provided in Section 15.C of the Original Master Lease, as well as an estimate of the additional time necessary for Sublandlord to complete any repairs required of Sublandlord pursuant to the provisions of Article 15 of the Original Master Lease, and (x) Subtenant will have the same right to terminate the Sublease as Sublandlord has to terminate the Master Lease as described in the second (2nd) sentence of Section 15.C of the Original Master Lease as incorporated herein; provided that for such purposes references in the fourth (4th) sentence of Section 15.C to “Landlord” or “Landlord’s” will be deemed to reference to “Sublandlord” or “Sublandlord’s”.

(b) With respect to Section 17.A of the Original Master Lease, the second (2nd) clause (i) is modified to provide that Sublandlord may terminate this Sublease with respect to an assignment of this Sublease or a proposed sublease of any portion of the Subleased Premises for substantially the remainder of the Term (but in the case of a proposed sublease of a portion of the Subleased Premises, such termination will only be effective as to the portion of the Subleased Premises which Subtenant proposes to sublease, and effective as of the date of such termination, the Base Rent payable hereunder, as well as Subtenant’s Building Percentage Share and Subtenant’s Project Percentage Share, will be adjusted to reflect the reduction in the size of the Subleased Premises).

(c) With respect to Section 17.E of the Original Master Lease, in clauses (ii) and (iii), in each case the phrase “has a net worth at the time of and thereafter sufficient to enable it to meet its obligations under this Lease” is deleted and restated, for the purposes of incorporation herein, as follows: “has a net worth which, in Sublandlord’s reasonable determination, is equal to or in excess of the net worth of Subtenant as of the date immediately preceding the proposed assignment and is sufficient to enable it to meet its obligations under this Lease.”

(d) Except as set forth in Section 8.5(a) above, references in the following provisions of the Master Lease to “Landlord” shall mean “Landlord”: Articles 15 and 16; provided, however, that Subtenant shall receive the same benefits of Article 15 and 16 conferred upon Sublandlord, subject to the provisions of Section 8.5(a) above.

(e) With respect to Section 21(g) of the Original Master Lease, Sublandlord will be permitted to enter the Subleased Premises in order to perform any maintenance and repair tasks applicable to the Subleased Premises or the Building or to facilitate the construction of improvements within the Building (for example, access may be necessary in order to install connections between rooftop facilities and the premises of Building occupants on other floors who are served by such facilities) which work will not require Subtenant’s prior consent, and to access the Telecom Riser Room and Mechanical Room and other similar facilities located on the floor(s) on which the Subleased Premises are located; Sublandlord agrees to use reasonable efforts to minimize disturbance to Subtenant’s business operations in the Subleased Premises as a result of any such entry and to provide reasonable (i.e., at least twenty-four (24) hours) advance notice (which may be telephonic) to Subtenant of any such entry, except in the case of Emergency.

9. Assignment and Subletting.

9.1 Generally. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of Article 17 of the Original Master Lease, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under such Article 17; provided, however, that:

(a) fifty percent (50%) of all excess rent (calculated as provided in Section 17.B of the Original Master Lease) received in connection with any such assignment or sublease shall be payable to Sublandlord as and when received by Subtenant; provided that Subtenant shall not owe any additional percentage of excess rent received to Landlord;

(b) in connection with any proposed assignment or subletting by Subtenant, Sublandlord will have the right, to be exercised by written notice delivered within twenty (20) days after Subtenant’s submission of all necessary materials requesting Sublandlord’s consent to such assignment or sublease, to terminate this Sublease with respect to the space that is the subject of such proposed assignment or sublease, effective as of the proposed effective date of such proposed assignment or sublease; and

(c) in no event will any sublease by Subtenant subdivide the third (3rd) floor of the Building into a multi-occupant floor.

9.2 Fees and Costs. Subtenant shall pay all fees and costs payable to Landlord pursuant to the Master Lease in connection with any proposed assignment, sublease or transfer of the Subleased Premises, together with Sublandlord’s reasonable out-of-pocket costs relating to Subtenant’s request for such consent, regardless of whether such consent is granted, but Sublandlord’s costs (as opposed to Landlord’s) shall not exceed One Thousand Five Hundred Dollars ($1,500.00). The effectiveness of any such consent shall be conditioned upon Master Landlord’s and Sublandlord’s receipt of all such fees and costs. The sale of shares of Subtenant’s stock on a nationally recognized securities exchange in the normal course of trading (as opposed to the transfer of shares in connection with a merger or acquisition) will not constitute an assignment of Subtenant’s interest in this Sublease.

10. Default.

10.1 By Subtenant.

(a) Events of Default. Except as expressly set forth herein, Subtenant shall perform all obligations in respect of the Subleased Premises that Sublandlord would be required to perform pursuant to the Master Lease. It shall constitute an event of default hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure after delivery of any written notice required under this Sublease and passage of the cure periods prescribed in Section 13 of the Original Master Lease as incorporated herein, provided that with respect to non-monetary defaults, Subtenant’s cure period shall be the longer of (A) one-half of, or (B) five (5) calendar days less than, the actual cure period provided for such non-monetary default under the Master Lease.

(b) Landlord’s Remedies. In the event of any default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if an event of default had occurred thereunder and all other rights and remedies otherwise available at law and in equity.

10.2 By Sublandlord. In the event of Sublandlord’s failure to perform any of its covenants or agreements under this Sublease, including any obligation under the Master Lease which has become Sublandlord’s obligation by virtue of its incorporation herein by reference, Subtenant shall give Sublandlord written notice of such failure and shall give Sublandlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or results in damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within said thirty (30) day period, Sublandlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecute the same to completion. Subtenant’s sole remedy upon Sublandlord’s default hereunder shall be an action for damages for injunctive or declaratory relief.

11. Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All reasonable costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate allowable under law (the “Interest Rate”) from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

12. Sublandlord’s Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, (b) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (c) any damages or other liability arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease. As used in this Sublease, the term “Sublandlord” means the holder of the tenant’s interest under the Master Lease and the holder of Sublandlord’s interest under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

13. Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorneys’ fees and costs from the other party.

14. Delivery of Possession.

14.1 Generally. Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition as the Subleased Premises exists on the date of such delivery. As a condition precedent to Subtenant’s acceptance of the Subleased Premises in then “As-Is” condition, there shall be no material change in condition based upon Subtenant’s pre-Sublease condition. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture other than the Furniture, defined below, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the Building Common Areas. Subtenant acknowledges that it is not authorized to make or perform any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term, reasonable wear and tear and those Subtenant Alterations the removal of which is not required by the terms hereof excepted; in any event, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling (including Network Cabling) installed by or for the benefit of Subtenant.

14.2 Subtenant’s Alterations.

(a) Subtenant’s Responsibilities. The parties acknowledge that Subtenant intends to construct improvements within the Subleased Premises; said improvements which are initially constructed in anticipation of Subtenant’s occupancy of the Subleased Premises (the “Initial Subtenant Alterations”) or are constructed by or on behalf of Subtenant following Subtenant’s occupancy of the Subleased Premises being referred to as “Subtenant Alterations”. All Subtenant Alterations shall be carried out in accordance with, and will be deemed “alterations” for the purpose of, the Master Lease and will be subject to Landlord’s prior written approval to the extent required under the Master Lease. In connection with any proposed Subtenant Alterations, Subtenant will be solely responsible for providing any security required by Landlord pursuant to Section 7.A of the Original Master Lease. Subtenant agrees that it shall perform Subtenant Alterations or cause Subtenant Alterations to be performed in a good and workmanlike manner and in accordance with plans and specifications approved by Sublandlord, and in compliance with the applicable building codes. Subtenant shall supply to Sublandlord any documents and information reasonably requested by Sublandlord in connection with any Subtenant Alterations. All Subtenant Alterations permitted hereunder shall be made and performed by Subtenant without cost or expense to Sublandlord, except with respect to Sublandlord’s funding of the Allowance, described below. Upon completion of any Subtenant Alterations, Subtenant shall provide Sublandlord, at Subtenant’s expense, with a complete set of “as built” plans on Mylar and specifications reflecting the actual conditions of the Subtenant Alterations as constructed in the Subleased Premises, together with a copy of such plans on diskette in AutoCAD format or such other format as may then be in common use for computer assisted design purposes; additionally, Subtenant will provide Sublandlord with the items required under clauses (i) through (iii) of Section 7.A of the Original Master Lease for delivery to Landlord.

(b) Sublandlord’s Rights. Sublandlord will have the right to approve the Plans (defined below) for any proposed Subtenant Alterations, as well as any contractors whom Subtenant proposes to retain to perform such work (provided that Sublandlord may designate the contractors who will perform work on the Building’s electrical, HVAC or life-safety systems). Sublandlord’s consent shall not be unreasonably withheld with respect to proposed Subtenant Alterations that (a) comply with all applicable laws; (b) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems; (c) do not interfere with the use and occupancy of any other portion of the Building by any other occupant or their invitees; (d) do not affect the structural portions of the Building; (e) do not and shall not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building; (f) do not reduce the value of the Subleased Premises or increase the cost to Sublandlord of reletting the Premises; and (g) do not affect the exterior appearance of the Building. Additionally, Sublandlord requires that Subtenant incorporate “Project-Standard” materials with respect to (i) ceiling tile, (ii) lighting, (iii) doors, frames and hardware and (iv) other similar finish components. In determining whether to consent to proposed Subtenant Alterations, Sublandlord shall have the right to review and approve Plans for proposed Subtenant Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work for Subtenant Alterations, and the time for performance of such work; Sublandlord’s review and approval thereof shall not be unreasonably withheld or delayed. Additionally, if Sublandlord in good faith determines that Sublandlord proposes to construct Subtenant Alterations which would be materially more expensive to remove than the typical office improvements located in the Building, Sublandlord, in Sublandlord’s reasonable discretion, may require as a condition to granting its consent to any proposed Subtenant Alterations that Subtenant increase the Security Deposit by an amount reasonably determined by Sublandlord to be sufficient to secure the performance of Subtenant’s obligation to restore or remove such Subtenant Alterations at the expiration or sooner termination of the Sublease (whether such restoration is required by Landlord or Sublandlord) and Sublandlord shall designate which, if any, Subtenant Alterations must be removed at time of surrender of the Subleased Premises, when granting Sublandlord’s consent to such Subtenant Alterations. Such notice will not be binding upon Landlord, who will have the right to require restoration as set forth in the Master Lease. Sublandlord may hire outside consultants to review such documents and information and Subtenant shall reimburse Sublandlord for the cost thereof as well as Sublandlord’s internal costs, not to exceed a total of Five Hundred Dollars ($500.00). Sublandlord shall have the right to promulgate commercially reasonable rules and regulations regarding the performance of Subtenant Alterations; Subtenant’s initial guidelines for construction are attached hereto as Exhibit E. Sublandlord will not charge any construction management fee with respect to the performance of the Initial Subtenant Alterations (as opposed to any subsequent Subtenant Alterations) carried out prior to Subtenant’s initial occupancy of the Subleased Premises; however, if and to the extent that Landlord imposes a construction management fee with respect to any Subtenant Alterations, or otherwise passes through review fees and costs, Subtenant will be responsible for paying such sums.

(c) Schedule for Approval. Given that Landlord’s written consent for Subtenant Alterations is required under the terms of the Master Lease to the extent possible Sublandlord and Subtenant shall endeavor to maintain the following schedule regarding approval of the Plans: (1) within five (5) business days of receipt of Plans (as hereinafter defined) and specifications, Sublandlord or Subtenant, as applicable (the “Reviewing Party”), shall review such plans and specifications and notify the other party (the “Submitting Party”) of any reasonable objections which shall also include proposed modifications thereto; and (2) within five (5) business days of the Submitting Party’s receipt of such reasonable objections and proposed modifications, the Submitting Party shall resubmit to the Reviewing Party revised Plans and specifications. This process of reviewing and submitting shall continue until the Plans and specifications have been approved by both parties. In the event either the Submitting Party or the Reviewing Party fails to respond within such five (5) business day period provided for in this paragraph, and such failure continues for five (5) business days after receipt of a subsequent notice (which notice must contain the following caption, in capitalized, bold-faced letters across the top: “NOTICE — - SECOND REQUEST FOR CONSENT PURSUANT TO SECTION 14.2(c) OF SUBLEASE; FAILURE TO RESPOND IN FIVE (5) BUSINESS DAYS WILL RESULT IN DEEMED APPROVAL”; a copy of any such notice delivered by Subtenant to Sublandlord will be concurrently sent to: Shartsis Friese LLP, One Maritime Plaza, 18th Floor, San Francisco, California 94111, Attn: Jonathan M. Kennedy, Esq.), then the Plans and specifications shall be deemed to have been approved by both parties as last submitted or as last reasonably modified, as applicable. For avoidance of doubt, this Section 14.2(c) will not apply to Landlord, nor shall any such deemed approval will be binding upon Landlord.

(d) As used herein, “Plans” will mean fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, air-conditioning, ventilation and heating), and shall include, to the extent applicable: (i) electrical outlet locations, circuits and anticipated usage therefor, (ii) reflected ceiling plan, including lighting, switching, and any special ceiling specifications, (iii) duct locations for heating, ventilating and air-conditioning equipment, (iv) details of all millwork, (v) dimensions of all equipment and cabinets to be built in, (vi) furniture plan showing details of space occupancy, (vii) keying schedule, (viii) lighting arrangement, (ix) location of print machines, equipment in lunch rooms, concentrated file and library loadings and any other equipment or systems (with brand names wherever possible) which require special consideration relative to air-conditioning, ventilation, electrical, plumbing, structural, fire-life safety or mechanical systems, (x) special heating, ventilating and air conditioning equipment and requirements, (xi) weight and location of heavy equipment, and anticipated loads for special usage rooms, (xii) demolition plan, (xiii) partition construction plan, (xiv) all requirements under the Americans with Disabilities Act and other governmental requirements, and (xv) final finish selections, and any other details or features reasonably required by Landlord.

(e) Code-Required Work. If the performance of any Subtenant Alterations or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building or Project, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.

(f) Allowance. Sublandlord hereby grants to Subtenant an allowance of Three and No/100 Dollars ($3.00) per rentable square foot of the Subleased Premises (which, based upon 52,067 rentable square feet, equates to $156,201.00 (the “Allowance”).

(1) The Allowance is to be used for:

(A) Payment of the cost of preparing space plans and construction drawings, including mechanical, electrical, plumbing and structural drawings.

(B) The payment of plan check, permit and license fees relating to construction of the Initial Subtenant Alterations.

(C) Construction of the Initial Subtenant Alterations, which must include the creation of a reception area for the Subleased Premises as well as the installation of fire rated suite entry doors (with emergency door releases per building code required for exiting) on both sides of the Subleased Premises.

(2) Disbursement. The Allowance shall be paid to Subtenant on the following schedule: (a) fifty percent (50%) within fourteen (14) days following Subtenant’s notice of the commencement of construction of Subtenant Alterations and (b) fifty (50%) percent within thirty (30) days following request by Subtenant, which request must be accompanied by (i) evidence that the items described in Section 14.2(f)(1)(C) above have been completed and (ii) full and final waivers of lien from all contractors performing any portion of the Initial Subtenant Alterations.

(g) End of Term. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all Subtenant Alterations at the expiration or sooner termination of the Term. Subtenant will also be responsible for the performance of the items of work required by clauses (i), (ii), (iii), (iv) and (v) (to the extent Tenant installs cabling) of Section 6.B of the Original Master Lease, to the extent applicable to the Subleased Premises. Subtenant acknowledges that Landlord may notify Sublandlord following the scheduled expiration of this Sublease of Landlord’s determination that certain alterations performed by Subtenant must be removed. Sublandlord agrees to attempt to procure Landlord’s determination in this regard as soon as reasonably possible; however, the parties acknowledge that Subtenant’s obligation to remove any Subtenant Alterations which Landlord requires the removal of (and the removal of which is not the express responsibility of Sublandlord pursuant to this Section 14.2(g) will survive the expiration or sooner termination of this Sublease. Notwithstanding any other term or provision of this Sublease, Sublandlord, at Sublandlord’s cost, shall be responsible for the removal or restoration of any alterations (as defined in the Master Lease) or improvements existing in the Subleased Premises prior to the Early Access Date, if and to the extent such removal or restoration is required by Landlord, and Subtenant will have no responsibility for the removal of any such preexisting alterations..

15. Holding Over. If Subtenant holds over after the expiration or earlier termination of this Sublease with the express or implied consent of Sublandlord, such tenancy shall be from month-to-month only and shall not constitute a renewal hereof or an extension for any further term. Such month-to-month tenancy shall be subject to all the terms and provisions of this Sublease, except that Subtenant shall pay Base Rent and Additional Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. Nothing contained in this Section 15 shall be construed as consent by Sublandlord to any holding over by Subtenant, and Sublandlord expressly reserves the right to recover immediate possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises. Notwithstanding any other term or provision of this Sublease, if the Term expires on the Expiration Date (as opposed to an early termination for any reason), Subtenant shall be entitled to hold over, without any payment of Base Rent and Additional Rent, solely for the purpose of performing any repair/restoration obligations of Subtenant under this Sublease, so long as (x) Subtenant’s work of repair/restoration does not interfere with Sublandlord’s restoration work, if any, which is concurrently being performed in the Building and (y) in no event will Subtenant have any right to remain in the Subleased Premises for any reason whatsoever following the date which precedes the date of expiration of the term of the Master Lease.

16. Parking. During the Term Subtenant shall be permitted to use 197 (i.e., 3.78 spaces per 1,000 rentable square feet in the Subleased Premises) of the parking spaces allocated to Sublandlord in the Master Lease. Such parking shall be provided on an unreserved basis. Subtenant will be entitled to one (1) reserved space per each full floor occupied by Subtenant, which reserved space(s) will come from the foregoing allocation. Sublandlord reserves the right in the future to designate reserved parking spaces at Sublandlord’s sole discretion. Sublandlord will have no obligation to police or enforce the use of reserved spaces.

17. Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next business day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:

Oracle USA, Inc.
c/o Oracle Corporation
1001 Sunset Boulevard
Rocklin, California 95765
Attn:	Lease Administration

with a copy to:

Oracle USA, Inc.
c/o Oracle Corporation
500 Oracle Parkway
Box 5OP7
Redwood Shores, California 94065
Attn:	Legal Department

and (ii) if to Subtenant, prior to the Commencement Date, at the following address:

Glu Mobile Inc.
1800 Gateway Drive, Suite 200
San Mateo, California 94404
Attn:	General Counsel

and if to Subtenant, after the Commencement Date, at the Subleased Premises, or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

18. Furniture. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the existing modular and office furniture and cabling located in the Subleased Premises and described in more particular detail in Exhibit F attached hereto (the “Furniture”). At Subtenant’s election, to be set forth in a written notice delivered to Sublandlord at least thirty (30) days prior to the Commencement Date, Sublandlord will remove from the Subleased Premises any Furniture to the extent that Subtenant does not desire such Furniture to remain in the Subleased Premises and provided that in no event will Sublandlord be required to expend in excess of $10,000.00 to perform such removal work; from and after any such removal, the items removed will no longer be deemed a part of the Furniture and the parties shall prepare a revised Exhibit F reflecting the revised Furniture inventory. Subtenant shall accept the Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises); for purposes of documenting the current condition of the Furniture, Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair in the Furniture. Subtenant shall use the Furniture only for the purposes for which such Furniture is intended and shall be responsible for the proper maintenance, care and repair of the Furniture, at Subtenant’s sole cost and expense, and using maintenance contractors specified by Sublandlord. No item of Furniture shall be removed from the Subleased Premises without Sublandlord’s prior written consent, which will not be unreasonably withheld. On or about the date of expiration of the Term, the parties shall once again conduct a walk-through of the Subleased Premises to catalog any items of damage, disrepair, misuse or loss among the Furniture (reasonable wear and tear excepted), and Subtenant shall be responsible, at Subtenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar item reasonably acceptable to Sublandlord). Subtenant shall not modify, reconfigure or relocate any furniture except with the advance written permission of Sublandlord, and any work of modifying any Furniture (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture) shall be performed at Subtenant’s sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld in Sublandlord’s good faith discretion, based upon Sublandlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such furniture and whether such vendor is sufficiently experienced in the design of such furniture).

19. Access System. Subtenant acknowledges that Sublandlord currently has an access system monitoring access to the Project and the Building. Subtenant acknowledges that there are card readers installed throughout the Building and Project which are part of Sublandlord’s access system. Subtenant will not interfere with, adjust or damage any such card readers. Additionally, if and to the extent that there are existing card readers installed within, or at the entrances to, the Subleased Premises, Subtenant shall have the right to “tie in” Subtenant’s security system to such card readers, in order to allow Subtenant to regulate access among the various suites within the Subleased Premises (Sublandlord and Sublandlord’s property manager, will, at all times, be provided with the “master” card key providing Sublandlord and Sublandlord’s property manager with access to the Subleased Premises, which master card-keys will be programmed to be operable on all such card readers). Subtenant may also install its own card readers. To the fullest extent permitted under applicable law, Subtenant hereby acknowledges that, except for making the card key reader system available for Subtenant’s use with card keys initially at no cost to Subtenant (Sublandlord will have a right to charge a reasonable fee for lost or replacement card keys) and except for servicing and maintaining the system, Sublandlord shall not be responsible for providing access or security services to Subtenant, and that Subtenant shall be solely responsible for providing its own security service, if any.

20. Signage.

20.1 Monument Sign. Subject to the prior written consent of Landlord and the procurement of any approvals or permits required by City, Subtenant will be entitled to an equitable allocation of space on shared monument signage, serving the Building (a “Monument Sign”) for the purpose of displaying Subtenant’s name only, in Project standard lettering. Further, the location of Subtenant’s tradename on the Monument Sign shall be subject to availability at the time Subtenant elects to install Subtenant’s signage on any such monument and Sublandlord shall not be required to reserve any particular location or band on the Monument Sign for Subtenant’s use. Any signage of Subtenant installed on the Monument Sign is referred to herein as “Subtenant’s Monument Signage”. Any such signage will be installed at Subtenant’s sole cost and expense by contractors designated by Sublandlord. The graphics, materials, color, design, lettering, lighting, size, specifications, location and manner of affixing the Subtenant’s Monument Signage shall be subject to Sublandlord’s prior approval, which shall not be unreasonably withheld, and will be further subject to compliance with all laws, ordinances, restrictions of record and easements affecting same (collectively, “Sign Laws”). Sublandlord’s approval of Subtenant’s Monument Signage shall not constitute a representation by Sublandlord that Subtenant’s Monument Signage complies with any applicable Sign Laws. Any such signage will be removed by Subtenant at Subtenant’s expense at the earlier to occur of (a) the Expiration Date and (b) the date upon which the signage rights granted herein are terminated. The rights granted pursuant to this Section 20 are personal to GLU Mobile Inc., and may not be transferred or assigned to any other individual or entity (other than an assignee of Subtenant’s interest in this Sublease qualifying pursuant to the revisions of Section 17.E of the Original Master Lease, as amended for the purpose of incorporation herein by the provisions of Section 8.2 above).

20.2 Termination of Signage Rights. Subtenant’s rights to Subtenant’s Monument Signage shall expire and terminate upon the earlier to occur of (i) the termination of this Sublease or Subtenant’s right to possession of the Subleased Premises; (ii) the occurrence of a default pursuant to items (iv) through (vii), inclusive, of Section 13 of the Master Lease by Subtenant hereunder (i.e., beyond the giving of any applicable notice and the passage of any applicable grace periods); (iii) the transfer by Subtenant of all or part of its interest in this Sublease or the Subleased Premises other than pursuant to an assignment meeting the requirements of Section 17.E of the Original Master Lease, as amended for the purpose of incorporation herein by Section 8.2 above. Upon termination of such rights (and in any event upon termination of this Sublease), Subtenant shall pay to Sublandlord, Sublandlord’s reasonable estimate of the cost to remove Subtenant’s Monument Signage (if installed) and repair all damage caused thereby. Subtenant’s obligations hereunder shall survive the termination of this Sublease.

21. Telecom Riser Rooms. Each floor of the Building has a separate room (each, a “Telecom Riser Room”) which was used by the prior occupant of the Building to connect with the main telecommunications distribution frame (“MDF”) serving the Building and the Project; the Telecom Riser Rooms serve as the central point of distribution for telecommunications fiber for all floors in the Building. As of the Effective Date, the Telecom Riser Room serving the Subleased Premises shall remain locked unless otherwise determined by Sublandlord, but considered common space accessible to Sublandlord and, upon prior coordination of such access with, and subject to supervision by, Sublandlord or the property manager for the Project, or, after Building Hours, other Building occupants (including Subtenant) during Building Hours only. Other Building occupants who wish to use the telecom riser fiber in the Building may require access to other Telecom Riser Rooms (including Telecom Riser rooms on floors below the floors on which their separate subleased premises are located through which their fiber passes). Subtenant may elect to use the Telecom Riser Rooms serving the Subleased Premises for connecting to the MDF, however, Subtenant may not interfere with any pre-existing Building fiber installed in or connected to any Telecom Riser Room nor may Subtenant prevent Sublandlord (or any other Building occupants) from accessing the Telecom Riser Rooms serving the Subleased Premises; however, Subtenant will have the right to supervise the performance of any other occupants’ work in the Telecom Riser Rooms on the floor(s) where the Subleased Premises are located (and, similarly, if Subtenant wishes to have access to the Telecom Riser Rooms on any floor in the Building where the Subleased Premises is not located, Subtenant may be subject to the supervision of the occupant(s) of such floor during the performance of any such work). All work performed by or on behalf of Subtenant in any Telecom Riser Room will be performed in strict compliance with such guidelines as Sublandlord may, from time to time, promulgate. Alternatively, Subtenant may elect to relocate Subtenant’s voice and data cabling to another location within the Subleased Premises at Subtenant’s sole cost and expense. All additional vertical cabling installed by Subtenant shall be in such room in a location designated and approved by Sublandlord and Sublandlord may need future access to allow other Subtenants to core drill and pull additional fiber.

22. [INTENTIONALLY OMITTED]

23. Project Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Subleased Premises, Building, or any part thereof and that no representations respecting the condition of the Subleased Premises or the Building have been made by Sublandlord to Subtenant except as specifically set forth herein. However, Subtenant hereby acknowledges that Sublandlord is currently renovating or may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Subleased Premises. Subtenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Subtenant nor, except as expressly set forth in Section 6.2 above, entitle Subtenant to any abatement of Rent. Sublandlord shall have no responsibility and shall not be liable to Subtenant for any injury to or interference with Subtenant’s business arising from the Renovations, nor shall Subtenant be entitled to any compensation or damages from Sublandlord for loss of the use of the whole or any part of the Subleased Premises or of Subtenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

24. Brokers. Subtenant represents that it has dealt directly with and only with Studley (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Colliers International (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.

25. Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

26. USA Patriot Act Disclosures. Subtenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

27. Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

28. Counterparts. This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD: ORACLE USA, INC., a Colorado corporation
By:	/s/ Randall W. Smith
Print Name:	Randall W. Smith

Title:	VP Real Estate & Facilities

SUBTENANT: GLU MOBILE INC. a Delaware corporation
By:	/s/ Albert A. Pimentel

Print Name:	Albert A. Pimentel
Title:	EVP and CFO

EXHIBIT A-1

Outline and Location of Second Floor Space
EXHIBIT A-2
Outline and Location of Third Floor SpaceEXHIBIT B

Commencement Agreement

Date	—
SubtenantGLU MOBILE INC.
Address1800 Gateway Drive, Suite 200
San Mateo, California 94404
Attn: Albert A. Pimentel
Re:	Commencement Letter with respect to that certain Sublease
dated as of ___________, 2007, by and between ORACLE USA,
INC., a Colorado corporation, as Sublandlord, and GLU
MOBILE INC., a Delaware corporation, as Subtenant, for
52,077 rentable square feet on the second (2nd) and third
(3rd) floors of the Building located at 2207 Bridgepointe
Parkway, San Mateo, California.

Dear Mr. Pimentel:

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Subleased Premises and agrees:

1. The Commencement Date is      ;

2. The Expiration Date is      ; and

3. The Schedule of Base Rent is      .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Subtenant:	GLU MOBILE INC.
By:	—
Name:	Albert A. Pimentel
Title:	EVPand CFO
Date:	—

EXHIBIT C

Landlord Consent to Sublease

SOBRATO INTERESTS III (“Landlord”), as Landlord under that certain Lease (the “Lease”) dated as of      ,      , as amended, by and between Landlord and ORACLE USA, INC. (as successor-in-interest to Siebel Systems, Inc.) (“Tenant”), as Tenant, subject to and specifically conditioned upon the following terms and conditions hereby grants its consent to the Sublease dated as of      , 2007, made by and between the Tenant, as sublandlord, and GLU MOBILE INC. (“Subtenant”), as subtenant, a copy of which is attached as Exhibit A (“the Sublease”), covering that certain premises (the “Premises”) consisting of approximately 52,067 rentable square feet in the building commonly known as Bridgepointe Building III, located at 2207 Bridgepointe Parkway, San Mateo, California.

As conditions to the consent of Landlord to the Sublease, it is understood and agreed as follows:

1. No Release. This Consent to Sublease shall in no way release the Tenant or any person or entity claiming by, through or under Tenant, including Subtenant, from any of its covenants, agreements, liabilities and duties under the Lease, as the same may be amended from time to time, without respect to any provision to the contrary in the Sublease.

2. Specific Provisions of Lease and Sublease. This Consent to Sublease consenting to a sublease to Subtenant does not constitute approval by Landlord of any of the provisions of the Sublease document or agreement thereto or therewith; nor shall the same be construed to amend the Lease in any respect, any purported modifications being solely for the purpose of setting forth the rights and obligations as between Tenant and Subtenant, but not binding Landlord. The Sublease is, in all respects, subject and subordinate to the Lease, as the same may be amended, and Landlord shall not be bound by any restrictions in the Sublease on future amendments or modifications to the Lease (such restrictions setting only the rights, obligations and restrictions as between Tenant and Subtenant). Furthermore, in the case of any conflict between the provisions of this Consent to Sublease or the Lease and the provisions of the Sublease, the provisions of this Consent to Sublease or the Lease, as the case may be, shall prevail unaffected by the Sublease. Furthermore, any amendments to the Sublease shall be subject to the prior written consent of Landlord, and all actions and other matters requiring the consent or approval of Tenant under the Sublease shall also require the consent or approval, as applicable, of Landlord.

3. Limited Consent. This Consent to Sublease does not and shall not be construed or implied to be a consent to any other matter for which Landlord’s consent is required under the Lease, including, without limitation, any Alterations under the Lease whether or not future Alterations are discussed or contemplated by the Sublease. Any monument signage shall require the approval of Landlord, which shall not be unreasonably withheld. If Alterations are required by the Subtenant including Alterations contemplated by the Sublease, Tenant shall submit, or cause to be submitted, the plans and other items required by Article 7 of the Lease including all the Plans described in Section 15.2(a) of the Sublease, for approval by Landlord. If Landlord approves the Initial Subtenant Alterations or subsequent Subtenant Alterations as defined in the Sublease, then all of the following shall apply (i) all such Alterations shall be constructed in accordance with, and there shall be compliance with all requirements of, Article 7 of the Lease and any other provisions of the Lease applicable thereto; (ii) such Alterations shall be removed at the Expiration or earlier termination of the Lease and the Premises restored as provided in

Article 6 of the Lease; and (iii) upon completion of such Alterations all items required under Section 7.A of the Lease as well as all items required to be delivered by Subtenant to Tenant under Section 15.2 (a) of the Sublease, shall be delivered to Landlord. Landlord shall have no liability to Tenant, Subtenant, or any third parties arising out of its approval of any Alterations, and Landlord’s future approval is not intended to and shall not include any representation that such Alterations are safe, comply with laws or otherwise fit for its intended use.

4. Tenant’s Continuing Liability. Tenant shall be liable to Landlord for any default under the Lease, whether such default is caused by Tenant or Subtenant or anyone claiming by or through either Tenant or Subtenant, but the foregoing shall not be deemed to restrict or diminish any right which Landlord may have against Subtenant pursuant to the Lease, in law or in equity for violation of the Lease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Lease by Subtenant.

5. Default by Tenant under the Lease. If Tenant defaults under the Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease. Upon written notice from Landlord, Subtenant shall thereafter pay to Landlord any and all sums due or payable under the Sublease. In such event, Tenant shall receive from Landlord a corresponding credit for such sums against any payments then due or thereafter becoming due from Tenant. Notwithstanding the foregoing, the acceptance by Landlord of any such payments from Subtenant shall not release Tenant from any obligations or liabilities under the Lease, constitute an attornment by Subtenant to Landlord or impose any obligation or liability on Landlord under the Sublease.

Furthermore, Subtenant’s payment to Landlord pursuant to such election shall not create or evidence any direct landlord tenant relationship between Subtenant and Landlord, and Landlord may exercise all remedies to terminate the Lease (including the termination of Subtenant’s possession of the Premises) in the event of any event of default by Tenant, notwithstanding its receipt of any payment from Subtenant pursuant to Landlord’s election, unless the receipt of such payment completely cures Tenant’s default. The acceptance of a payment from Subtenant pursuant to such election shall not affect Landlord’s right to its remedies with regard to all defaults remaining uncured after such payment.

6. Termination of Lease. If at any time prior to the expiration of the Term of the Sublease the Lease shall terminate or be terminated for any reason, the Sublease shall simultaneously terminate regardless of whether Landlord has received payments directly from Subtenant as described in Section 5 above. However, Subtenant agrees, at the election and upon written demand of Landlord, and not otherwise, to attorn to Landlord for the remainder of the term of the Sublease, such attornment to be upon all of the terms and conditions of the Sublease, including all provisions of the Lease applicable to the Sublease. The foregoing provisions of this paragraph shall apply notwithstanding that, as a matter of law, the Sublease may otherwise terminate upon the termination of the Lease and shall be self-operative upon such written demand of the Landlord, and (other than the written demand described in the foregoing sentence) no further instrument shall be required to give effect to said provisions. Upon the reasonable demand of Landlord, however, Subtenant agrees to execute, from time to time but no more than once per 12 month period, documents in confirmation of the foregoing provisions of this paragraph satisfactory to Landlord in which Subtenant shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy. In the event of any such election by

Landlord, Landlord will not be (a) liable for any rent paid by Subtenant to Tenant more than one month in advance of the written demand described above, or any security deposit paid by Subtenant to Tenant, unless same has been transferred to Landlord by Tenant; (b) liable for any act or omission of Tenant under the Lease, Sublease or any other agreement between Tenant and Subtenant or for any default of Tenant under any such documents which occurred prior to the effective date of the attornment; (c) subject to any defenses or offsets that Subtenant may have against Tenant which arose prior to the effective date of the attornment; (d) bound by any changes or modifications made to the Sublease without the written consent of Landlord, (e) obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the Sublet Premises which Tenant agreed would be transferred to Subtenant or which Tenant agreed could by used by the Subtenant during the term of the Sublease, or (f) liable for the payment of any improvement allowance, or any other payment, credit, offset or amount due from Tenant to Subtenant under the Sublease.

7. Sublease Profits. Provided the Sublease remains in full force and effect, Tenant agrees to pay to Landlord each month along with the base monthly rent due under the Lease, any sums due Pursuant to Section 17.B of the Lease. For the purposes hereof, 100% of all proceeds from further subleasing or assignment by Subtenant which constitute excess rent calculated pursuant to Section 9 (a) of the Sublease shall be used in calculating any sums due Landlord from Tenant under section 17.B, such that if and to the extent that the amount payable to Subtenant under any further subleasing or assignment by Subtenant exceeds the amount payable by Tenant under the Lease, Landlord will be entitled to fifty percent (50%) of such excess (as an example, assuming that the amount payable under the Lease is $2.00 per rentable square foot, if Subtenant further subleases all or any portion of the Sublet Premises for $3.00 per rentable square foot, Landlord will be entitled to fifty percent (50%) of the excess over the amount payable under the Lease, or $.50 per rentable square foot).

8. No Waiver; No Privity. Nothing herein contained shall be deemed a waiver of any of the Landlord’s rights under the Lease. In no event, however, shall Landlord be deemed to be in privity of contract with Subtenant or owe any obligation or duty to Subtenant under the Lease or otherwise, any duties of Landlord under the Lease being in favor of, for the benefit of and enforceable solely by Tenant.

9. Notices. Subtenant agrees to promptly deliver a copy to Landlord of all notices of default, notices which, with the passing of time would become a default, and notices regarding matters for which Landlord’s approval would be required and which are sent to Tenant under the Sublease, and Tenant agrees to promptly deliver a copy to Landlord of all notices of default, notices which, with the passing of time would become a default, and notices regarding matters for which Landlord’s approval would be required and which are sent to Subtenant or received by Tenant under the Sublease. All copies of any such notices shall be delivered personally or sent by United States registered or certified mail, postage prepaid, return receipt requested, to Landlord.

10. Authority To Execute Agreement. Each individual executing this Consent on behalf of a corporation or limited liability company represents that he or she is duly authorized to execute and deliver this Consent on behalf of the corporation or limited liability company and to bind such corporation or limited liability company, as applicable, to the terms hereof.

11. Insurance. Concurrently with Subtenant’s execution of this Consent, Subtenant shall provide Landlord with certificates of insurance evidencing, to Landlord’s satisfaction, the maintenance by Subtenant of all insurance required to be maintained by Subtenant under the Sublease. Subtenant shall maintain such insurance throughout the term of the Sublease and shall cause Landlord and Tenant to be named as additional insureds thereunder.

12. Brokerage Commissions and Indemnity. Notwithstanding anything set forth in the Sublease, Landlord has no obligation to pay and will not pay commissions or fees to any broker or finder in regard to the Sublease or Landlord’s consent thereto. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commissions or similar fees in connection with the subletting consented to hereunder, and both Tenant and Subtenant agree to indemnify and hold Landlord harmless from and against same and any costs or expenses (including, but not limited to, attorneys’ fees and costs) incurred by Landlord in resisting any claim for any such brokerage commissions or similar fees.

13. Tenant’s Representations. Tenant represents and warrants that it has not failed to disclose to Landlord any information which, if known by Landlord, might provide grounds for Landlord to withhold its consent to the subletting described herein.

14. Subtenant’s Representations. Subtenant represents and warrants to Landlord that it has not deliberately withheld from Landlord any information which, if known by Landlord, might provide grounds for Landlord to withhold its consent to the subletting described herein. Further, Subtenant acknowledges that it has been provided with a copy of the Lease, and represents and warrants to Landlord that it has read the entire Lease and fully understands the obligations and responsibilities as “Tenant” under the Lease.

15. Tenant. For valuable consideration, the receipt of which is hereby acknowledged, Tenant agrees that any breach by Tenant or Subtenant of this Consent shall constitute a default by Tenant under the Lease.

16. Successors and Assigns; Amendments to Consent. This Consent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to all restrictions contained in the Lease, the Sublease and this Consent with respect to assignment, sublettings and other transfers. This Consent may be amended only in writing signed by all parties hereto.

17. No Transfer. Subtenant shall not further sublease the Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Premises or the Sublease to any person or entity without the written consent of Landlord, which Landlord may withhold as provided in Article 17 of the Lease. The provisions of Section 17.E of the Lease shall apply as to any further subleasing or assignment by Subtenant.

18. Payment of Fees and Expenses. Tenant shall pay to Landlord the legal fees and expenses incurred by Landlord in granting this request for consent as provided in Section 17.A of the Lease.

Landlord

SOBRATO INTERESTS III,
a California limited partnership

By:

Print Name:

Its:

Tenant

ORACLE USA, INC., a Colorado corporation

By:

Print Name:

Its:

Subtenant

GLU MOBILE INC., a Delaware corporation

By:

Print Name:

Its:

EXHIBIT D

Rules and Regulations

1. Sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed by any tenant or used by them for purpose other than ingress to and egress from their respective Premises, and for going from one part of the Building to another part.

2. Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixture resulting from misuse by Subtenant or any employee or invitee of Subtenant shall be repaired at the expense of Subtenant.

3. Nails, screws and other attachments to the exterior of the Subleased Premises require prior written consent from Sublandlord.

4. All contractors and technicians rendering any installation service to Subtenant shall be subject to Sublandlord’s approval and supervision prior to performing services. This applies to all work performed in the Building, including, but not limited to, installation of telecommunications equipment, and electrical devices, as well as all installation affecting floors, walls, woodwork, windows, ceilings, and any other physical portion of the Building.

5. Movement in or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Sublandlord. All such movement shall be under Sublandlord’s supervision, and the use of an elevator for such movements shall be made restricted to the Building’s freight elevators, or an elevator for such movements shall be made restricted to the Building’s freight elevators. Prearrangements with Sublandlord shall be made regarding the time, method, and routing of such movement, and Subtenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or public resulting from such moves. Sublandlord shall not be liable for any acts or damages resulting from any such activity.

6. Corridor doors, when not is use, shall be kept closed.

7. Subtenant shall cooperate with Sublandlord in maintaining the Subleased Premises. Except as expressly set forth in the Sublease, Subtenant shall not employ any person for the purpose of cleaning the Subleased Premises other than the Building’s cleaning and maintenance personnel.

8. Deliveries of water, soft drinks, newspapers, or other such items to any Premises shall be restricted to hours established by Sublandlord and made by use of the freight elevators if Sublandlord so directs.

9. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about the Subleased Premises.

10. No cooking shall be done in the Subleased Premises except in connection with convenience lunch room or beverage service for employees and guests (on a noncommercial basis) in a manner which complies with all of the provisions of the Sublease and which does not produce fumes or odors.

11. Food, soft drink or other vending machines shall not be placed within the Subleased Premises without Sublandlord’s prior written consent, which Sublandlord hereby grants to Subtenant.

12. Subtenant shall not use or keep on its Subleased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment.

13. Subtenant shall not tamper with or attempt to adjust temperature control thermostats in the Subleased Premises. Sublandlord shall make adjustments in thermostats on call from Subtenant.

14. Subtenant shall comply with all requirements necessary for the security of the Building, including the use of service passes issued by Sublandlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

15. Upon termination of this Lease, Subtenant shall surrender to Sublandlord all keys and access cards to the Subleased Premises, and give to Sublandlord the combination of all locks for safes and vault doors, if any, in the Subleased Premises.

16. Sublandlord retains the right, without notice or liability to any occupant, to change the name and street address of the Building.

17. Canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and each tenant shall cooperate to prevent these activities.

18. Subtenant shall take reasonable steps to prevent the unnecessary generation of refuse (e.g., choosing and using products, packaging, or other materials in business that minimize solid waste or that are durable, reusable, or recyclable). Subtenant shall provide or obtain recycling containers in its business for use by employees and customers, shall recycle acceptable materials in the recycling containers provided by Sublandlord, and shall otherwise participate in the recycling program established by Sublandlord for the Building. Acceptable recyclable materials may include, but are not limited to, the following: newspaper, cardboard, paperboard, office paper and other mixed paper, aluminum, tin and other metal, glass, and #1 (PETE) and #2 (HDPE) plastics.

19. Subtenant shall not and shall cause its employees, agents, contractors, invitees, customers and visitors not to smoke in the Subleased Premises or in any portion of the Building, except those areas, if any, expressly designated as smoking areas by Sublandlord. Persons may smoke cigarettes in designated areas only if the smoker uses designated receptacles for ashes and cigarette butts and does not annoy any nonsmoking persons using the area or interfere with access to the Building.

20. Sublandlord reserves the right to rescind or modify any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice given the Subtenant, shall be binding as if originally included herein.

EXHIBIT E

Construction Guidelines for Contracted Services

The following outlines the regulations and requirements, which will be required of contracted service personnel working at or in the Building. No deviation or exception will be permitted without the express written approval of Sublandlord or its property manager.

1. All contractors to perform work at the Project must be approved by Sublandlord prior to the commencement of any construction.

2. Prior to any entry onto the Building, Subtenant or any contractors, as applicable, shall have provided to Sublandlord certificates of insurance, in form and amount reasonably satisfactory to Sublandlord, evidencing the following insurance coverages:

a. Worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are reasonably required by Sublandlord.

b. Subtenant shall carry “Builder’s All Risk” insurance in an amount approved by Sublandlord or Landlord covering the construction of the work in question, and such other insurance as Sublandlord or Landlord may reasonably require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Sublandlord or Landlord.

All such policies of insurance must contain a provision that the company writing said policy will give Sublandlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. All policies shall insure Landlord, Sublandlord and Subtenant, as their interests may appear, as well as Subtenant’s contractors, and shall name as additional insureds Sublandlord’s property manager. All insurance, except Workers’ Compensation, maintained by Subtenant’s contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

c. Sublandlord must be named on all warranties and guaranties for all products being guarantied or warranted by any contractor, sub-contractor, and/or manufacturing supplier.

3. All workers must be properly, permanently and visually identified. The identification system must be approved prior to the start of any work and may take the form of badges for attachment to clothing. All companies will maintain an updated list of authorized workers with building management and notify management of each change.

4. All workers shall maintain their actions while in the Building in a professional manner to include but not limited to the following:

a. No abusive language.

b. No smoking, eating or drinking except in areas designated by the Building manager.

c. No use of radios.

5. Offenses that will result in immediate request for discharge include, but are not limited to the following:

a. Drinking alcoholic beverages on the job, or coming to work in an intoxicated condition.

b. Possession or consuming drugs or any other illegal substances while at the property.

c. Using or removing Building manager’s, tenant’s or subcontractor’s possessions from the property without prior authorization.

d. Violating any state or federal statutes while working at the Building.

e. Possessing firearms or explosives while working at the Building.

f. Using property facilities for jobs other than specific work assignments.

g. Accepting commissions, fees or kickbacks from any vendors, tenants or contractors involved in providing a service or product to the Building.

h. Physically abusing or harming any individual who works at or visits the Building.

i. Duplicating any keys used in the Building.

j. Providing Building access at anytime to anyone not authorized by Building manager.

6. Contractor and contractor employee parking shall be only in areas reasonably designated by Sublandlord. The loading dock will not be used for parking. Oversized vehicles will use street parking as far as possible from public entries and operating retail facilities.

7. All construction staging storage and temporary contractor facilities will be located in specific areas assigned by the Building management. Contractors will be responsible for the maintenance, housekeeping and demolition of all temporary facilities.

8. The entrances lobbies passages corridors elevators stairways and other common areas will not be obstructed by any of the contractors agents during construction.

9. No storage of flammable substances will be allowed or stored in the Building unless approved by Building management and in accordance with approved building codes and regulations.

10. Any work that would cause an inconvenience (in Sublandlord’s reasonable discretion) to other occupants in the Building or any work in an occupied lease space must be done after Building Hours or on the weekend. Any structural modifications or floor penetrations created with the use of core drilling machines pneumatic hammers etc. must be performed between the hours of 1 p.m. to 6:00 p.m. on Saturdays and 11:00 a.m. to 6:00 p.m. on Sundays or as otherwise permitted by law and the Building rules and regulations. Likewise any construction techniques causing excessive noise or vapors will be conducted only during these hours.

11. Prior to starting the work the general mechanical and electrical contractors will check in and go over the job with the chief Building engineer and will furnish to such building engineer mechanical and electrical shop drawings. All panels and transformers are to match the “Building Standard” systems and all materials and methods used to connect panels and transformers must be approved by Sublandlord. In connection therewith:

a. The Building is fed with Cutler Hammer Bus duct, any time a new 480 volt panel is added, Contractor must add a Cutler Hammer Bus duct disconnect;

b. The existing transformers serving the Building are Cutler Hammer; all transformers need to be copper and K13 rated;

c. The existing panels are Cutler Hammer. Any 120/208 and 277/480 volt panels need to be copper bus, bolt on breakers and 65K A/C rated. It is critical that any breakers installed in the panels at 65K rated; and

d. The fire alarm system is an Edwards addressable fire alarm panel; any contractor who performs who affecting this system must e approved in advance by Sublandlord.

12. Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment. Floor sweep or a comparable material will be used when sweeping concrete or tile floors. If air conditioning is provided to construction space, air handler filters will be replaced at the completion of work at contractors’ expense.

13. Contractors are prohibited from staining, painting (except wall painting), or lacquering during the working hours of 8:00 a.m. — 6:00 p.m. Monday — Friday and 8:00 a.m. — 2:00 p.m. Saturday [(except wall painting)]. All such work must be stopped by 5:00 a.m. on mornings of normal business days. Contractor shall provide and maintain deodorizing and air purifier machines during all painting applications and for a minimum of six (6) hours after all operations have stopped.

14. There will be absolutely no use of Sublandlord’s property to include, but not be limited to, telephones, dollies, vending machines, copiers, etc. unless specifically approved in writing by the tenant in advance of their use. Any unauthorized telephone charges will be billed back to the Contractor.

15. No supplies, trash, or storage of these will be allowed in the dock area at any time.

16. No doors will be propped open or held open to the degree that such will cause an alarm or jeopardize security. Contractors shall be responsible for charges resulting from such alarms and/or security violations.

17. The Building’s manager, at its sole discretion, may require any general contractor to use masonite to cover the floors. All moving companies will be required to cover the floors with masonite prior to any items entering or exiting the Building.

18. All work areas are to be broom cleaned daily of trash, debris and non-useful materials. Failure to do so will result in Building management providing this service and charging the Subtenant or Subtenant’s general contractor accordingly. The general contractor is responsible for providing trash receptacles. The Building compactor will not be used unless prior approval has been granted by Building management. Walk-off mats, plastic tarping and Masonite will be used to avoid unnecessary debris and buildup. If cleanup does not meet with Building management satisfaction, building personnel will clean the area and back-charge the responsible contractor.

19. Fire alarm speakers must be installed and connected to the Building’s existing system throughout the Premises in compliance with applicable Fire Code requirements. Contractor shall coordinate all Fire Alarm and Fire Sprinkler system related work with Building security and Building engineering. No Fire Alarm or Fire Sprinkler system related work will be performed until proper steps have been taken to assure that false alarms will not sound, that adequate building protection will be maintained, and that the proper agencies have been notified of Fire Safety system downtime. Contractor will also coordinate with Building Security and Building Engineering for the proper restoration of Fire Alarm and Fire Sprinkler systems to normal operation once work is complete. Under no circumstances will Contractor leave the property until all Fire Alarm and Fire Sprinkler systems, which they have affected, have been restored to their normal operating conditions.

20. The General Contractor shall maintain all applicable federal, state and local rules and regulations for each Building as required.

21. Since each job is different in scope, it may be necessary that the contractors set up job meetings according to the job needs. Each contractor must set their own time interval between meetings, notify Building management of their scheduling, and once the intervals are set, maintain them on a regular basis. This will help to coordinate and control attendance.

22. Any contractor who anticipates work on the Building’s life safety systems (sprinklers, smoke detectors, fire command speakers, fire alarms, etc.) will notify Building management 24 hours in advance prior to commencement of work.

23. All work to be performed after hours must be scheduled with Building management art least 24 hours in advance and must be accompanied by a security clearance request.

24. Bobtails, semi-trailers, etc. are authorized to be parked in the loading dock only for the time necessary to unload equipment and material. Unless prior approval is obtained from Building management vehicles left at the loading dock will be towed at owner’s expense. No contractors or their employees are authorized to park in visitors parking or in any fire lanes at any time.

25. Material deliveries must be scheduled through Building management. Freight elevators will be the only elevators used by contractor or agents. When the freight elevator is used to move materials, contractors will required to release the elevator immediately after unloading is complete. The elevator will not be placed on independent service without prior approval of Building management. Landlord will cooperate with contractor regarding contractor’s use of the freight elevators and loading docks and in the placement of dumpsters to be provided by contractor and Landlord will not charge a fee in connection with the use or accommodation thereof.

26. Contractor personnel are not to use tenant occupied areas, including vending machines and break-rooms, at any time. Restrooms on tenant occupied floors are not to be used by contractor personnel. Contractor personnel are to use only the restrooms specified by Building management. Unless on specific assignment which has been pre-approved by Building management. no contractor personnel are to enter tenant office areas.

27. Applicable keys and access cards are controlled and distributed by the property manager. If a contractor wishes to check out keys or access cards, they must be prepared to surrender their driver’s license on request. The driver’s license will be returned when the equipment is returned. contractors will not issue keys or access cards for service areas, utility closets or other Building areas to anyone including tenants, telephone and utility personnel or other construction workers. Keys and access cards will not be taken off property for any reason. If any keys are lost, contractor will be subject to a replacement fee. This may also include the cost of re-keying the affected area or possibly the entire Building.

28. Any damage to other tenant spaces, public areas or common facilities of the building is to be reported immediately to Building management. Contractor is expected to repair any damage made by their personnel. If corrections are not made, Building personnel will make the necessary repairs and back-charge the responsible contractor.

29. Contractors shall check in and out with Building security on a daily basis; Sublandlord reserves the right to require that the general contractor have full time supervision at all times during the course of construction.

30. Contractor shall take appropriate action to prevent false fire alarm or other unnecessary alarm, which may occur as a direct or indirect result of their work. This shall include protection of smoke detection devices from smoke, dust and debris during construction, use of sweeping compound when sweeping floors to prevent dust, and proper precautionary measures taken when working around other alarm initiating devices such as pull stations, water flow devices and Fire Safety related power devices. All work that, for any reason, may activate the Fire Alarm system must first be reported to Building security so that appropriate measure may be taken to prevent a false alarm. Such work includes, but is not limited to sweeping, painting, sanding, soldering, brazing, welding, sawing, etc.

31. Contractor is to provide, and pay all fees for, all permits, inspection, certificates of occupancy, maintenance and operation manuals, equipment warranties, etc.

32. Should the contractor perform any work that does not comply with the requirements of applicable laws, Subtenant shall bear all costs that arise in correcting such defects.

33. All contractors (including the general contractor) shall contact Sublandlord and schedule time periods during which they may use Building and Building facilities in connection with the Contractor of Subtenant Improvements (e.g., elevators, excess electricity, etc.).

34. Contractor shall maintain existing plumbing, HVAC, and fire alarm systems, as well as other existing systems, and must retain all existing functions in service except for scheduled interruptions approved by Building management 24-hours in advance.

35. Any Building-wide power shutdowns must be scheduled with Sublandlord and Landlord at least thirty (30) days prior to the shutdown in question.

All penetrations of piping, duct work, etc. through walls partitions and floors shall be sealed to Building management’s satisfaction to maintain the integrity of the Building’s fire safety rating. Also, any openings in walls and partitions made by the contractor for access to construction work shall be patched and/or repaired to Building management’s satisfaction. All core drill pieces are to be removed by the contractor